EXHIBIT 99.1

PRESS RELEASE DATED APRIL 20, 2026

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2026 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.30 FOR THE CURRENT QUARTER COMPARED TO A LOSS OF $0.69 FOR THE TRAILING QUARTER, AND DILUTED EARNINGS PER SHARE OF $0.19 FOR THE FIRST QUARTER OF 2025.
◦Current quarter earnings included non-tax deductible merger expenses of $1.7 million, or $0.04 per share, related to the pending merger with Columbia Financial, Inc.
◦Trailing quarter results included the impact of a non-cash, non-tax deductible goodwill impairment charge of $41.0 million, or $1.03 per share.
•NET INTEREST INCOME FOR THE QUARTER WAS $37.0 MILLION, AN INCREASE OF $296,000, OR 3.2% ANNUALIZED, COMPARED TO $36.7 MILLION FOR THE TRAILING QUARTER, AND AN INCREASE OF $5.2 MILLION, OR 65.1% ANNUALIZED, COMPARED TO $31.8 MILLION FOR THE FIRST QUARTER OF 2025.
•NET INTEREST MARGIN INCREASED BY SIX BASIS POINTS TO 2.76% FOR THE CURRENT QUARTER AS COMPARED TO 2.70% FOR THE TRAILING QUARTER, AND BY 38 BASIS POINTS AS COMPARED TO 2.38% FOR THE FIRST QUARTER OF 2025.
•DEPOSITS, EXCLUDING BROKERED, INCREASED BY $83.3 MILLION, OR 8.4% ANNUALIZED, FROM DECEMBER 31, 2025.
•COST OF DEPOSITS, EXCLUDING BROKERED, DECREASED TO 1.74% AT MARCH 31, 2026, AS COMPARED TO 1.75% AT DECEMBER 31, 2025.
•LOAN BALANCES DECLINED BY $48.8 MILLION, OR 5.1% ANNUALIZED, FROM DECEMBER 31, 2025. THE DECREASE WAS PRIMARILY IN MULTIFAMILY LOANS.
•ASSET QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.56% AT MARCH 31, 2026, COMPARED TO 0.42% AT DECEMBER 31, 2025.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE ON MAY 20, 2026, TO STOCKHOLDERS OF RECORD AS OF MAY 6, 2026.
WOODBRIDGE, N.J., APRIL 20, 2026 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $11.8 million, or $0.30 per diluted share, for the three months ended March 31, 2026, compared to a net loss of $27.4 million, or $0.69 per share, for the three months ended December 31, 2025, and net income of $7.9 million, or $0.19 per diluted share, for the three months ended March 31, 2025. The increase in net income for three months ended March 31, 2026, as compared to the three months ended December 31, 2025, was primarily due to a non-cash, non-tax deductible goodwill impairment charge of $41.0 million, or $1.03 per share, in the three months ended December 31, 2025, partially offset by an increase in merger-related expenses of $1.7 million, or $0.04 per share in the three months ended March 31, 2026. The increase in net income for the three months ended March 31, 2026, as compared to the three months ended March 31, 2025, was primarily due to an increase in net interest income, attributable to lower funding costs and higher yields on loans and securities, and a decrease in the provision for credit losses on loans, partially offset by an increase in merger-related expenses.
Commenting on the quarter, Steven M. Klein, the Company’s Chairman and Chief Executive Officer noted, “We are pleased to report strong financial results for the quarter, with net margin expansion, deposit growth, reduced costs of deposits, and ongoing expense discipline.” Mr. Klein continued, “Planning for our merger with Columbia Bank is progressing well, with our teams focused on regulatory and stockholder approvals, and the seamless integration of our two organizations.”
Mr. Klein further noted, “I’m pleased to report the declaration of a quarterly cash dividend of $0.13 per common share, payable on May 20, 2026, to stockholders of record on May 6, 2026.”

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2026 and 2025

Net income was $11.8 million and $7.9 million for the three months ended March 31, 2026 and March 31, 2025, respectively. Significant variances from the comparable prior year period are as follows: a $5.2 million increase in net interest income, a $2.3 million decrease in the provision for credit losses on loans, a $390,000 increase in non-interest income, a $1.8 million increase in non-interest expense, and a $2.1 million increase in income tax expense.

Net interest income for the three months ended March 31, 2026, increased $5.2 million, or 16.3%, to $37.0 million, from $31.8 million for the three months ended March 31, 2025, due to a $2.8 million increase in interest income and a $2.4 million decrease in interest expense. The increase in interest income was primarily due to a 19 basis point increase in the yield on interest-earning assets, which increased to 4.69% for the three months ended March 31, 2026, from 4.50% for the three months ended March 31, 2025, due to higher yields on loans and mortgage-backed securities, and a $27.1 million, or 0.5%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of mortgage-backed securities of $218.6 million and the average balance of interest-earning deposits in financial institutions of $52.4 million, partially offset by decreases in the average balance of loans of $180.4 million and the average balance of other securities of $67.4 million. The decrease in interest expense was primarily due to a decrease in the cost of interest-bearing liabilities, which decreased by 22 basis points to 2.52% for the three months ended March 31, 2026, from 2.74% for the three months ended March 31, 2025, and a decrease in the average balance of interest-bearing liabilities of $2.4 million, or 0.1%. The decrease in the cost of interest-bearing liabilities was driven primarily by a 34 basis point decrease in the cost of interest-bearing deposits to 2.17% from 2.51%, attributable to a shift to lower cost deposit sources such as negotiable orders of withdrawal and savings accounts, partially offset by an 11 basis point increase in the cost of borrowed funds to 3.78% from 3.67%, attributable to increased utilization of short-term Federal Home Loan Bank advances. The average balance of interest-bearing liabilities decreased primarily due to an $84.5 million, or 2.5%, decrease in the average balance of interest-bearing deposits, primarily in certificates of deposit, partially offset by an $82.0 million, or 11.8%, increase in the average balance of borrowed funds.

Net interest margin increased by 38 basis points to 2.76% for the three months ended March 31, 2026, from 2.38% for the three months ended March 31, 2025. The increase in net interest margin was primarily due to higher yields on loans and mortgage-backed securities, coupled with a decrease in the cost of interest-bearing liabilities. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $224,000 for the three months ended March 31, 2026, as compared to $223,000 for the three months ended March 31, 2025. Net interest income for the three months ended March 31, 2026, also included loan prepayment income of $74,000 as compared to $245,000 for the three months ended March 31, 2025.

The provision for credit losses on loans decreased by $2.3 million to $247,000 for the three months ended March 31, 2026, compared to $2.6 million for the three months ended March 31, 2025, primarily due to a decrease in general reserves, partially offset by an increase in specific reserves. The decrease in general reserves was related to a decline in loan balances and lower net charge-offs, partially offset by an increase in qualitative reserves in our multifamily portfolio. The increase in specific reserves was related to one collateral-dependent commercial real estate loan. Net charge-offs were $1.4 million for the three months ended March 31, 2026, as compared to $2.8 million for the three months ended March 31, 2025, and included charge-offs of $1.3 million and $2.4 million on small business unsecured commercial and industrial loans for the three months ended March 31, 2026 and 2025, respectively. Management continues to closely monitor the small business unsecured commercial and industrial loan portfolio, which totaled $17.6 million at March 31, 2026.

Non-interest income increased by $390,000, or 12.9%, to $3.4 million for the three months ended March 31, 2026, compared to $3.0 million for the three months ended March 31, 2025. The increase was primarily due to an increase in income on bank-owned life insurance of $252,000 and an $89,000 increase in fees and service charges for customer services.

Non-interest expense increased by $1.8 million, or 8.5%, to $23.3 million for the three months ended March 31, 2026, compared to $21.4 million for the three months ended March 31, 2025. The increase was primarily due to a $1.7 million increase in merger expenses related to the pending merger with Columbia Financial Inc., and an $898,000 increase in employee compensation and benefits, primarily due to higher salary expense related to annual merit increases. Partially offsetting the increases were a $381,000 decrease in professional fees, primarily attributable to lower outsourced consulting and recruitment fees, a $170,000 decrease in credit loss expense/(benefit) for off-balance sheet exposure, and a $143,000 decrease in other non-interest expense. The decrease in credit loss expense/(benefit) for off-balance sheet exposure was due to a benefit of $67,000 recorded during the three months ended March 31, 2026, as compared to a provision of $103,000 recorded during the three months ended March 31, 2025, due to a decrease in the pipeline of loans committed and awaiting closing.

The Company recorded income tax expense of $5.0 million for the three months ended March 31, 2026, compared to $2.9 million for the three months ended March 31, 2025. The effective tax rate for the three months ended March 31, 2026, was 29.8% compared to 27.0% for the three months ended March 31, 2025.

Comparison of Operating Results for the Three Months Ended March 31, 2026 and December 31, 2025

Net income was $11.8 million for the quarter ended March 31, 2026, compared to a net loss of $27.4 million for the quarter ended December 31, 2025. The decrease was primarily due to a $38.8 million decrease in non-interest expense, which included a $41.0 million non-cash, non-tax deductible goodwill impairment charge in the quarter ended December 31, 2025. Other variances from the prior quarter are as follows: a $296,000 increase in net interest income, a $1.4 million decrease in the provision for credit losses on loans, and a $1.3 million decrease in non-interest income.

Net interest income for the quarter ended March 31, 2026, increased by $296,000, or 0.8%, to $37.0 million, from $36.7 million for the quarter ended December 31, 2025, due to a $1.0 million decrease in interest expense, partially offset by a $725,000 decrease in interest income. The decrease in interest expense was primarily due to an eight basis point decrease in the cost of interest-bearing liabilities to 2.52% for the quarter ended March 31, 2026, from 2.60% for the quarter ended December 31, 2025, partially offset by a $63.8 million, or 1.6%, increase in the average balance of interest-bearing liabilities, attributable to a $70.6 million increase in the average balance of interest-bearing deposits partially offset by a $6.8 million decrease in the average balance of borrowed funds. The decrease in interest income was primarily due to a decrease in loan prepayment income and two fewer days in the current quarter.

Net interest margin increased by six basis points to 2.76% for the quarter ended March 31, 2026, from 2.70% for the quarter ended December 31, 2025, primarily due a decrease in the cost of interest-bearing liabilities. The Company accreted interest income related to PCD loans of $224,000 for the quarter ended March 31, 2026, as compared to $235,000 for the quarter ended December 31, 2025. Net interest income for the quarter ended March 31, 2026, included loan prepayment income of $74,000 as compared to $529,000 for the quarter ended December 31, 2025.

The provision for credit losses on loans decreased by $1.4 million to $247,000 for the quarter ended March 31, 2026, from $1.7 million for the quarter ended December 31, 2025, primarily due to a decrease in general reserves partially offset by an increase in specific reserves. The decrease in general reserves was primarily related to one loan with an outstanding balance of $6.5 million at March 31, 2026, that had a general reserve of $1.1 million at December 31, 2025, and was transferred to loans individually evaluated for impairment as it was put on non-accrual status during the current quarter. The loan was individually evaluated for impairment, is well-secured by collateral with an appraised value of $13.1 million, and no specific reserve was deemed necessary. Additionally, the decrease in general reserves was also due to a decline in loan balances and an improvement in the macroeconomic forecast in the current quarter within our Current Expected Credit Loss (“CECL”) model as compared to the prior quarter, partially offset by higher net charge-offs. The increase in specific reserves was related to one collateral-dependent commercial real estate loan. Net charge-offs were $1.4 million for the quarter ended March 31, 2026, as compared to net charge-offs of $411,000 for the quarter ended December 31, 2025, and included $1.3 million and $707,000 in charge-offs on small business unsecured commercial and industrial loans, for the quarters ended March 31, 2026 and December 31, 2025, respectively.

Non-interest income decreased by $1.3 million to $3.4 million for the quarter ended March 31, 2026, as compared to $4.7 million for the quarter ended December 31, 2025, primarily due to an $823,000 decrease in other non-interest income, primarily lower swap fee income, and a $435,000 decrease in (losses)/gains on sales of trading securities, net. Losses on trading securities in the three months ended March 31, 2026, were $254,000, as compared to gains of $181,000 in the three months ended December 31, 2025. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on earnings since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense decreased by $38.8 million, or 62.5%, to $23.3 million for the quarter ended March 31, 2026, from $62.1 million for the quarter ended December 31, 2025. The decrease was primarily driven by a non-cash, non-tax deductible goodwill impairment charge of $41.0 million in the quarter ended December 31, 2025, partially offset by an increase of $1.7 million in merger-related expenses in the quarter ended March 31, 2026.

The Company recorded income tax expense of $5.0 million for both quarters ended March 31, 2026 and December 31, 2025. The effective tax rate for the quarter ended March 31, 2026, was 29.8%.

Financial Condition

Total assets decreased by $18.8 million, or 0.3%, to $5.74 billion at March 31, 2026, from $5.75 billion at December 31, 2025. The decrease was primarily due to decreases in loans held-for-investment, net, of $48.8 million, or 1.3%, available-for-sale debt securities of $33.9 million, or 2.4%, other assets of $7.1 million, or 20.2%, and Federal Home Loan Bank of New York (“FHLBNY”) stock of $4.4 million, or 9.4%, partially offset by an increase in cash and cash equivalents of $75.7 million, or 46.1%.

Cash and cash equivalents increased by $75.7 million, or 46.1%, to $239.6 million at March 31, 2026, from $164.0 million at December 31, 2025. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, decreased by $48.8 million, or 1.3%, to $3.81 billion at March 31, 2026 from $3.86 billion at December 31, 2025, primarily due to a decrease in multifamily real estate loans. The decrease in multifamily loan balances reflects the Company's continued strategic focus on managing concentration risk within its commercial and multifamily real estate loan portfolios, while maintaining disciplined loan pricing. Multifamily loans decreased $47.3 million, or 2.0%, to $2.31 billion at March 31, 2026 from $2.36 billion at December 31, 2025. Commercial real estate loans decreased $9.8 million, or 1.1%, to $901.6 million at March 31, 2026 from $911.4 million at December 31, 2025. Home equity and lines of credit decreased $2.9 million, or 1.4%, to $195.7 million at March 31, 2026 from $198.6 million at December 31, 2025. One-to-four family residential loans decreased $901,000, or 0.5%, to $164.2 million at March 31, 2026 from $165.1 million at December 31, 2025. Partially offsetting these decreases were increases in commercial and industrial loans of $6.8 million, or 4.1%, to $173.0 million at March 31, 2026 from $166.2 million at December 31, 2025, as a result of an increase in originations related to new lenders. Construction and land loans increased $5.6 million, or 12.7%, to $50.2 million at March 31, 2026 from $44.5 million at December 31, 2025, primarily attributable to advances on existing loans.
Loan balances are summarized as follows (dollars in thousands):

	March 31, 2026	December 31, 2025
Real estate loans:
Multifamily	$2,314,049	$2,361,365
Commercial mortgage	901,588	911,390
One-to-four family residential mortgage	164,199	165,100
Home equity and lines of credit	195,696	198,557
Construction and land	50,163	44,522
Total real estate loans	3,625,695	3,680,934
Commercial and industrial loans	172,988	166,167
Other loans	1,030	1,409
Total commercial and industrial and other loans	174,018	167,576
Loans held-for-investment, net (excluding PCD)	3,799,713	3,848,510
PCD loans	8,244	8,263
Total loans held-for-investment, net	$3,807,957	$3,856,773

As of March 31, 2026, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 368%. Management believes that Northfield Bank (the “Bank”) maintains appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which includes monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York subject to some form of rent regulation limiting rent increases for rent-stabilized multifamily properties. At March 31, 2026, office-related loans represented $177.3 million, or 4.7%, of our total loan portfolio, with an average balance of $1.8 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 57%. Approximately 38% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are: 50.6% in New York, 47.9% in New Jersey and 1.5% in Pennsylvania. At March 31, 2026, our largest office-related loan had a principal balance of $85.7 million (with a net active principal balance for the Bank of $28.6 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At March 31, 2026, multifamily loans that have some form of rent stabilization or rent control totaled $415.9 million, or 10.9% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 50%. At March 31, 2026, our largest rent-regulated loan had a principal balance of $16.3 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.
PCD loans totaled $8.2 million and $8.3 million at March 31, 2026 and December 31, 2025, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $224,000 attributable to PCD loans for the three months ended March 31, 2026, compared to $223,000 for the three months ended March 31, 2025, respectively. PCD loans had an allowance for credit losses of approximately $2.5 million at March 31, 2026.
The Company’s available-for-sale debt securities portfolio decreased by $33.9 million, or 2.4%, to $1.38 billion at March 31, 2026, from $1.41 billion at December 31, 2025. The decrease was primarily attributable to paydowns and maturities. At March 31, 2026, $1.33 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $47.8 million in corporate bonds, substantially all of which were investment grade, $614,000 in municipal bonds and $540,000 in U.S. Government agency securities at March 31, 2026. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $10.8 million and $244,000, respectively, at March 31, 2026, and $10.5 million and $206,000, respectively, at December 31, 2025.
Equity securities were $5.0 million at both March 31, 2026 and December 31, 2025, respectively. Equity securities are comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.
FHLBNY stock decreased by $4.4 million, or 9.4%, to $42.2 million at March 31, 2026, from $46.6 million at December 31, 2025. The decrease in FHLBNY stock directly correlates with lower short-term borrowing balances at March 31, 2026, as compared to December 31, 2025.
Other assets decreased by $7.1 million, or 20.2%, to $28.1 million at March 31, 2026, from $35.2 million at December 31, 2025. The decrease was primarily attributable to a decrease in tax assets (deferred and receivables) and proceeds due from broker.
Total liabilities decreased $23.4 million, or 0.5%, to $5.04 billion at March 31, 2026, from $5.06 billion at December 31, 2025. The decrease was primarily attributable to a decrease in borrowings of $98.0 million, partially offset by an increase in deposits of $72.8 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.
Deposits, excluding brokered deposits, increased $83.3 million, or 2.1%, to $4.06 billion at March 31, 2026 as compared to $3.98 billion at December 31, 2025. The increase in deposits, excluding brokered deposits, was primarily attributable to an increase of $99.8 million in transaction accounts and $13.7 million in savings accounts, partially offset by decreases of $20.1 million in time deposits, and $10.1 million in money market accounts. Growth in transaction and savings accounts was primarily the result of the Company's focus on growing low/no cost checking deposits. Northfield Bank does not compete with high rate time deposits offered by competitors, which accounted for the decrease in that product category.
Estimated gross uninsured deposits at March 31, 2026 were $2.07 billion, which included fully collateralized uninsured governmental deposits and intercompany deposits of $1.11 billion, leaving estimated uninsured deposits of approximately $957.6 million, or 23.4%, of total deposits. At December 31, 2025, estimated uninsured deposits, excluding fully collateralized uninsured governmental deposits and intercompany deposits, totaled $952.9 million, or 23.7% of total deposits.

Deposit account balances are summarized as follows (dollars in thousands):

	March 31, 2026	December 31, 2025
Transaction:
Non-interest bearing checking	$728,601	$736,249
Negotiable orders of withdrawal and interest-bearing checking	1,528,663	1,421,244
Total transaction	2,257,264	2,157,493
Savings and money market:
Savings	872,349	858,600
Money market	265,374	275,483
Total savings	1,137,723	1,134,083
Certificates of deposit:
$250,000 and under	520,689	541,689
Over $250,000	142,941	142,041
Brokered deposits	30,000	40,503
Total certificates of deposit	693,630	724,233
Total deposits	$4,088,617	$4,015,809

Included in the table above are municipal deposit account balances as follows (dollars in thousands):

	March 31, 2026	December 31, 2025

Municipal (governmental) customers	$1,069,529	$988,347
Borrowed funds decreased to $863.9 million at March 31, 2026, from $961.9 million at December 31, 2025. The decrease in borrowings was primarily due to a $40.0 million decrease in borrowings under an overnight line of credit, and a $58.0 million decrease in other borrowings. We were able to reduce our reliance on borrowings due to an increase in deposits. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at March 31, 2026 (dollars in thousands):

Year	Amount	Weighted Average Rate
2026	$370,484	3.95%
2027	173,000	3.19%
2028	162,343	3.94%
	$705,827	3.76%

Total stockholders’ equity increased by $4.6 million to $694.7 million at March 31, 2026, from $690.1 million at December 31, 2025. The increase was attributable to net income of $11.8 million for the three months ended March 31, 2026, and a $500,000 increase in equity award activity, partially offset by $5.3 million in dividend payments, and a $2.4 million increase in accumulated other comprehensive loss associated with a decrease in the estimated fair value of our debt securities available-for-sale portfolio.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the Federal Home Loan Bank and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business. The Company's on-hand liquidity ratio (calculated as the ratio of net liquid assets, including cash, interest and non-interest-bearing balances in banks, net fed funds and unpledged securities, to total liabilities) as of March 31, 2026 was 18.3%.

The Company had the following primary sources of liquidity at March 31, 2026 (dollars in thousands):

Cash and cash equivalents(1)	$227,987
Corporate bonds(2)	$47,803
Multifamily loans(2)	$1,123,615
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$626,491

(1) Excludes $11.6 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework in calculating regulatory capital. At March 31, 2026, the Company's and the Bank's estimated CBLR ratios were 12.34% and 13.05%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing assets, loans over 90 days delinquent on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2026 and December 31, 2025 (dollars in thousands):

	March 31, 2026	December 31, 2025
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$3,230	$3,688
Commercial mortgage	11,485	5,012
Home equity and lines of credit	1,752	1,778
Commercial and industrial	4,494	4,732
Total non-accrual loans	20,961	15,210
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial mortgage	51	51
One-to-four family residential	127	863
Home equity and lines of credit	119	7
Commercial and industrial	158	—
Other	—	4
Total loans held-for-investment delinquent 90 days or more and still accruing	455	925
Total non-performing loans	21,416	16,135
Total non-performing assets	$21,416	$16,135
Non-performing loans to total loans	0.56%	0.42%
Non-performing assets to total assets	0.37%	0.28%
Accruing loans 30 to 89 days delinquent	$7,775	$11,424
The increase in non-accrual commercial mortgage loans at March 31, 2026 as compared to December 31, 2025, was primarily due to one loan with an outstanding balance of $6.5 million that was placed on non-accrual status as it was 90 days past due at March 31, 2026. The loan is considered well secured by collateral property in New York with an appraised value of $13.1 million and is in the process of collection.
Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $7.8 million and $11.4 million at March 31, 2026 and December 31, 2025, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2026 and December 31, 2025 (dollars in thousands):

	March 31, 2026	December 31, 2025
Held-for-investment
Real estate loans:
Multifamily	$—	$471
Commercial mortgage	12	6,984
One-to-four family residential	1,040	1,124
Home equity and lines of credit	721	1,110
Commercial and industrial loans	6,002	1,735
Total delinquent accruing loans held-for-investment	$7,775	$11,424
The decrease in delinquent commercial mortgage loans was primarily due to the one non-accrual loan described above.
The increase in delinquent commercial and industrial loans was primarily due to one loan which had an outstanding balance of $1.5 million and was past maturity but in the process of receiving an extension, and another loan which had an outstanding balance of $1.5 million where we are working with the borrower to pay off the loan.

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($8.2 million at March 31, 2026 and $8.3 million at December 31, 2025, respectively) as accruing, even though they may be contractually past due. At March 31, 2026, 1.0% of PCD loans were past due 30 to 89 days, and 23.9% were past due 90 days or more, as compared to 4.0% and 23.2%, respectively, at December 31, 2025.

Our multifamily loan portfolio at March 31, 2026 totaled $2.31 billion, or 61% of our total loan portfolio, of which $415.9 million, or 10.9%, of our total loan portfolio included loans collateralized by properties in New York with units subject to some percentage of rent regulation. The table below sets forth details about our multifamily loan portfolio in New York (dollars in thousands).

% Rent Regulated	Balance	% Portfolio Total NY Multifamily Portfolio	Average Balance	Largest Loan	LTV*	Debt Service Coverage Ratio (DSCR)*	30-89 Days Delinquent	Non-Accrual	Special Mention	Substandard
0	$325,734	43.9%	$1,357	$28,856	51.5%	1.51x	$—	$453	$2,591	$964
>0-10	4,598	0.6%	1,533	2,066	49.8	1.38	—	—	—	—
>10-20	16,618	2.3%	1,385	2,769	47.3	1.54	—	—	—	—
>20-30	18,835	2.5%	2,093	5,319	52.0	1.43	—	—	—	—
>30-40	15,560	2.1%	1,297	2,977	42.5	1.83	—	—	—	—
>40-50	17,524	2.4%	1,168	2,161	46.7	1.76	—	—	—	—
>50-60	8,987	1.2%	1,498	2,256	38.4	1.92	—	—	—	—
>60-70	21,451	2.9%	2,681	10,890	52.4	1.45	—	—	—	—
>70-80	22,391	3.0%	2,239	4,794	46.6	1.73	—	—	—	—
>80-90	19,932	2.7%	1,172	3,077	49.9	1.70	—	—	—	1,097
>90-100	270,022	36.4%	1,720	16,272	50.4	1.56	—	1,671	5,978	4,486
Total	$741,652	100.0%	$1,517	$28,856	50.4%	1.55x	$—	$2,124	$8,569	$6,547
The table below sets forth our New York rent-regulated loans by county (dollars in thousands).

County	Balance	LTV*	DSCR*
Bronx	$114,167	50.0%	1.64x
Kings	176,295	49.3%	1.57
Nassau	2,112	35.1%	2.13
New York	43,566	45.4%	1.50
Queens	35,888	43.0%	1.92
Richmond	30,803	59.6%	1.36
Westchester	13,087	57.3%	1.21
Total	$415,918	49.5%	1.59x

* Weighted Average
None of the loans that are rent-regulated in New York are interest-only. During the remainder of 2026, 12 loans with an aggregate principal balance of $37.1 million will re-price.

About Northfield Bank

Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those relating to our pending merger with Columbia Financial, Inc., those related to general economic conditions, particularly in the market areas in which the Company operates, competition and demand for financial services in our market area, fluctuations in real estate values and both residential and commercial real estate market conditions, changes in liquidity, the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, competition among depository and other financial institutions, including with respect to fees and interest rates, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies, a possible federal government shutdown, changes in the quality and/or composition of our loan and securities portfolios, prepayment speeds, charge-offs and/or credit loss provisions, our ability to access cost-effective funding, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the failure to maintain current technologies and to successfully implement future information technology enhancements, cyber security and fraud risks against our information technology and those of our third-party providers, the ability of third-party providers to perform their obligations to us, the effects of war, conflict, and acts of terrorism, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets) (6) (7)	0.85%	0.56%	(1.92)%
Return on equity (ratio of net income to average equity) (6) (7)	6.93	4.52	(15.06)
Average equity to average total assets	12.20	12.43	12.73
Interest rate spread	2.17	1.76	2.09
Net interest margin	2.76	2.38	2.70
Efficiency ratio (2) (6) (7)	57.61	61.57	150.15
Non-interest expense to average total assets (6) (7)	1.66	1.53	4.34
Non-interest expense to average total interest-earning assets (6) (7)	1.73	1.61	4.57
Average interest-earning assets to average interest-bearing liabilities	130.15	129.42	130.88
Asset Quality Ratios:
Non-performing assets to total assets	0.37	0.34	0.28
Non-performing loans (3) to total loans (4)	0.56	0.48	0.42
Allowance for credit losses to non-performing loans	172.93	242.73	236.42
Allowance for credit losses to total loans held-for-investment, net (5)	0.97	0.87	0.99

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.
(6)The three months ended March 31, 2026, included $1.7 million of merger-related expenses.
(7)The three months ended December 31, 2025, included a $41.0 million non-cash, non-tax deductible goodwill impairment charge.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2026	December 31, 2025
ASSETS:
Cash and due from banks	$11,620	$12,051
Interest-bearing deposits in other financial institutions	227,987	151,900
Total cash and cash equivalents	239,607	163,951
Trading securities	13,831	15,215
Debt securities available-for-sale, at estimated fair value	1,378,502	1,412,419
Debt securities held-to-maturity, at amortized cost	8,278	8,339
Equity securities	5,000	5,000
Loans held-for-investment, net	3,807,957	3,856,773
Allowance for credit losses	(37,034)	(38,144)
Net loans held-for-investment	3,770,923	3,818,629
Accrued interest receivable	20,087	20,118
Bank-owned life insurance	184,718	182,828
Federal Home Loan Bank of New York stock, at cost	42,195	46,568
Operating lease right-of-use assets	24,588	25,789
Premises and equipment, net	19,383	19,938
Other assets	28,090	35,216
Total assets	$5,735,202	$5,754,010

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,088,617	$4,015,809
Federal Home Loan Bank advances and other borrowings	802,185	900,216
Subordinated debentures, net of issuance costs	61,721	61,665
Lease liabilities	28,348	29,643
Advance payments by borrowers for taxes and insurance	25,630	20,276
Accrued expenses and other liabilities	34,011	36,342
Total liabilities	5,040,512	5,063,951

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	694,690	690,059
Total liabilities and stockholders’ equity	$5,735,202	$5,754,010

Total shares outstanding	41,763,852	41,801,495
Tangible book value per share	$16.63	$16.51

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Interest income:
Loans	$45,400	$45,283	$46,486
Mortgage-backed securities	15,004	12,009	14,954
Other securities	382	797	384
Federal Home Loan Bank of New York dividends	788	862	832
Deposits in other financial institutions	1,334	1,141	977
Total interest income	62,908	60,092	63,633
Interest expense:
Deposits	17,880	21,191	18,388
Borrowings	7,246	6,291	7,742
Subordinated debt	819	819	836
Total interest expense	25,945	28,301	26,966
Net interest income	36,963	31,791	36,667
Provision for credit losses	247	2,582	1,665
Net interest income after provision for credit losses	36,716	29,209	35,002
Non-interest income:
Fees and service charges for customer services	1,709	1,620	1,773
Income on bank-owned life insurance	1,891	1,639	1,831
(Losses) on available-for-sale debt securities, net	(2)	—	—
(Losses) gains on trading securities, net	(254)	(299)	181
Other	68	62	891
Total non-interest income	3,412	3,022	4,676
Non-interest expense:
Compensation and employee benefits	12,673	11,775	12,345
Occupancy	3,354	3,533	3,133
Furniture and equipment	376	414	397
Data processing	2,352	2,122	2,279
Professional fees	691	1,072	740
Merger-related expenses	1,709	—	—
Advertising	159	250	579
Federal Deposit Insurance Corporation insurance	606	617	613
(Benefit) credit loss expense for off-balance sheet exposures	(67)	103	(394)
Impairment of Goodwill	—	—	41,012
Other	1,406	1,549	1,372
Total non-interest expense	23,259	21,435	62,076
Income before income tax expense	16,869	10,796	(22,398)
Income tax expense	5,026	2,920	5,004
Net income (loss)	$11,843	$7,876	$(27,402)
Net income (loss) per common share:
Basic	$0.30	$0.19	$(0.69)
Diluted	$0.30	$0.19	NA
Basic average shares outstanding	39,785,507	40,864,529	39,729,467
Diluted average shares outstanding	39,922,591	40,922,829	39,817,471

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,826,874	$45,400	4.81%	$3,862,711	$46,486	4.77%	$4,007,266	$45,283	4.58%
Mortgage-backed securities (3)	1,351,266	15,004	4.50	1,311,958	14,954	4.52	1,132,715	12,009	4.30
Other securities (3)	50,701	382	3.06	51,938	384	2.93	118,082	797	2.74
Federal Home Loan Bank of New York stock	40,812	788	7.83	41,123	832	8.03	36,929	862	9.47
Interest-earning deposits in financial institutions	171,408	1,334	3.16	120,619	977	3.21	118,983	1,141	3.89
Total interest-earning assets	5,441,061	62,908	4.69	5,388,349	63,633	4.69	5,413,975	60,092	4.50
Non-interest-earning assets	242,448			283,279			277,586
Total assets	$5,683,509			$5,671,628			$5,691,561

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,600,381	$11,740	1.83%	$2,557,626	$12,180	1.89%	$2,502,664	$12,148	1.97%
Certificates of deposit	741,462	6,140	3.36	713,591	6,208	3.45	923,713	9,043	3.97
Total interest-bearing deposits	3,341,843	17,880	2.17	3,271,217	18,388	2.23	3,426,377	21,191	2.51
Borrowed funds	777,238	7,246	3.78	784,085	7,742	3.92	695,281	6,291	3.67
Subordinated debt	61,685	819	5.38	61,629	836	5.38	61,461	819	5.40
Total interest-bearing liabilities	4,180,766	25,945	2.52	4,116,931	26,966	2.60	4,183,119	28,301	2.74
Non-interest bearing deposits	719,896			740,464			706,217
Accrued expenses and other liabilities	89,610			92,209			94,819
Total liabilities	4,990,272			4,949,604			4,984,155
Stockholders' equity	693,237			722,024			707,406
Total liabilities and stockholders' equity	$5,683,509			$5,671,628			$5,691,561

Net interest income		$36,963			$36,667			$31,791
Net interest rate spread (4)			2.17%			2.09%			1.76%
Net interest-earning assets (5)	$1,260,295			$1,271,418			$1,230,856
Net interest margin (6)			2.76%			2.70%			2.38%
Average interest-earning assets to interest-bearing liabilities			130.15%			130.88%			129.42%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.